Exhibit 10.81

RESTRICTED SHARE AWARD AGREEMENT
THIS RESTRICTED SHARE AWARD AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2017 (the “Grant Date”), by and between Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (“Altisource” and, together with its subsidiaries and affiliates, the “Company”), and Marcello Mastioni, an employee of the Company (the “Employee”).
WHEREAS, The Company desires, by awarding the Employee restricted shares of its common stock, par value $1.00 per share (“Shares”), to further the objectives of the Company’s 2009 Equity Incentive Plan (the “2009 Plan”). Capitalized terms used but not defined herein have the meanings set forth in the 2009 Plan.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.	RESTRICTED SHARE AWARD
This Restricted Share Award is included in and is part of the Employment Contract signed between Altisource Solutions S.à r.l., a subsidiary of Altisource, and the Employee with a Commencement Date of August 1, 2017 (the “Employment Contract”).
The Company hereby grants to the Employee, pursuant to and subject to the 2009 Plan, 30,000 shares of Restricted Stock (the “Restricted Shares”) on the terms and conditions herein set forth (the "Restricted Share Award”).

2.	VESTING OF RESTRICTED SHARE AWARD

A.	Vesting Schedule
The Restricted Shares will vest in three (3) equal annual increments commencing on the first anniversary of the Grant Date and continuing on the second and third anniversaries thereof. Except as provided in Section 2, Subsections B and C below, Restricted Shares will not vest unless the Employee is, at the time of vesting, an employee of the Company.

B.	Accelerated Vesting
If, prior to the vesting of the entire Restricted Share Award, the Employee’s employment is terminated by reason of death or Disability, all unvested Restricted Shares shall immediately vest, subject to the requirement that the Employee has been employed with the Company for a period of at least two (2) years on the date of death or Disability, and shall be transferred to the Employee’s legal heirs in case of death.

C.	Vesting Upon Termination Without Cause
If, prior to the vesting of the entire Restricted Share Award, the Employee’s employment is terminated by the Company without Cause (as such term is defined in Section 10 Subsection A) within Employee’s first twenty-four (24) months of employment, unvested Restricted Shares that are scheduled to vest within twelve (12) months of such termination of employment shall vest on the scheduled vesting day. For avoidance of doubt, the unvested Restricted Shares that are scheduled to vest within twelve

(12) months of such termination of employment shall vest on the schedule vesting day notwithstanding any other restrictions, conditions or provisions included in this Agreement, in the Employment Contract, in the Company’s 2009 Equity Incentive Plan (the “2009 Plan”) or in any other documents. Any other Restricted Shares that are unvested on the date of such termination shall immediately terminate on such date.

3.	OWNERSHIP OF RESTRICTED SHARES; DIVIDENDS

A.	Ownership of Shares
Subject to the restrictions set forth in the Plan and this Award Agreement, Employee shall possess all incidents of ownership of the Restricted Shares granted hereunder, including, without limitation, but subject to Section 3, Subsection B below, the right to receive dividends with respect to such Restricted Shares (but only to the extent declared and paid to holders of Common Stock by the Company in its sole discretion), provided, however, that any such dividends shall accrue, but only be delivered to Employee with respect to Restricted Shares that have vested, and such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Shares. Notwithstanding the foregoing, Employee shall have no right to vote the Restricted Shares unless and only to the extent the Restricted Shares have vested in accordance with this Agreement.

B.	Dividends
Any dividends with respect to Restricted Shares (whether such dividends are paid in cash, stock or other property) (i) shall be subject to the same restrictions (including the risk of forfeiture) as the Restricted Shares with respect to which they are issued; (ii) shall herein be encompassed within the term “Restricted Shares”; (iii) shall be held by the Company for Employee prior to vesting; and (iv) shall be paid or otherwise released to Employee, without interest, promptly after the vesting of Restricted Shares with respect to which they were issued.

C.	Non-Transferability of the Restricted Share Award
The Restricted Share Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Restricted Share Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Share Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Share Award, shall be null and void and without effect.

4.	TERMINATION OF RESTRICTED SHARE AWARD
In the event of resignation by the Employee (including as a result of retirement) or in case of termination of the Employee for Cause (as defined in Section 10 Subsection A), the Restricted Share Award shall terminate and all unvested Restricted Shares shall be forfeited by the Employee as of the date of termination. In no event shall the granting of the Restricted Share Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any of its subsidiaries.

5.	CONDITIONS UPON TERMINATION OF EMPLOYMENT

A.
If the Employee is terminated by the Company without Cause (as defined in Section 10 Subsection A of this Agreement) or resigns for Good Reason (as defined in the Employment Contract), then, during the Restrictive Period, the Employee shall receive the Minimum Guaranteed Compensation Payment outlined in the Employment Contract and shall be subject to the non-compete covenants set forth in Article 9(a) of the Employment Contract which are incorporated herein by reference.

B.
The Employee shall be available during the Restrictive Period at reasonable times to provide information to the Company at the request of the Company’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such availability shall not be required during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement.

C.
In the event that the Employee fails to comply with any of the promises made in this Section 5, then in addition to and not in limitation of any and all other remedies available to the Company at law or in equity (a) Restricted Shares, to the extent then unvested, will be immediately forfeited by the Employee and returned to the Company and (b) the Employee will be required to immediately deliver to the Company an amount (in cash or in Shares) equal to the market value of any Shares that have vested under the vesting schedule as of the date of such vesting (the “Share Value”) to the extent such Shares vested at any time from one hundred eighty (180) days prior to the date of termination of employment to one hundred eighty (180) days after the date when the Company learns that the Employee has not complied with any such promise. The Employee will deliver such Share Value amount to the Company on such terms and conditions as may be required by the Company. The Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the Share Value amount and any other damage amount against any amount that might be owed to the Employee by the Company.

D.
The Employee acknowledges that in the event that the covenants made in this Section 5 are not fulfilled, the damage to the Company would be irreparable. The Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Section 5, Subsection C above, shall be entitled to injunctive relief against the Employee’s breach or threatened breach of said covenants.

Any determination by the Board of Directors with regard to Section 5, Subsection C and Section 5, Subsection D shall be conclusive.
The Employee acknowledges that the Company would not have awarded the Restricted Shares to the Employee under this Agreement absent the Employee’s agreement to be bound by the covenants made in this Section 5.

6.	INCOME TAXES

A.	Generally
Except as provided in the next sentence, the Company shall withhold and/or receive the return of a number of Shares having a fair market value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of Restricted Shares. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, Employee makes a Section 83(b) election pursuant to Section 6, Subsection B below, or the parties otherwise agree in writing, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring Employee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to Employee; and/or (iii) by allowing Employee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by Employee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a fair market value on the date of surrender equal to the amount required to be withheld. For these purposes, the fair market value of the Shares to be withheld or repurchased, as applicable, shall be determined using the opening price of the Shares on the date that the amount of tax to be withheld is to be determined.

B.	Section 83(b) Election.
Employee hereby acknowledges that he or she may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Shares. Employee will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Share Award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to Employee.

7.	CORPORATE TRANSACTIONS
If there shall be any change in the Shares, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spin off of one or more subsidiaries or other change in the corporate structure, appropriate adjustments shall be made by the Company’s Board of Directors in its reasonable discretion (or if the Company is not the surviving company in any such transaction, the Board of Directors of the surviving company - with the Board of Directors of the Company and the surviving company collectively referred to in this Section 7 as the “Board”) in the aggregate number and kind of Shares subject to the 2009 Plan and the number and kind of Shares subject to the Restricted Share Award. Without limiting the generality of the foregoing, in the event of a restructuring or transaction resulting in some or all of the Company’s Shares being convertible into equity of a separate company, the Board shall have the authority to replace outstanding Restricted Shares with any one or more of the following: (A) adjusted restricted shares of the Company; (B) adjusted restricted shares on the equity of the separate company; and (C) a combination of adjusted restricted shares on the shares of both the Company and the separate company, all as the Board sees as equitable. In the event of any such restricted share adjustment and/or conversion, the Board shall attempt to reasonably approximate the aggregate value of the Employee’s outstanding Restricted Shares under this Agreement. For the avoidance of doubt, in the event Employee remains employed with the separate company that results from a restructuring or transaction covered by this Section 7, for purposes of this Agreement, he/she will be deemed to remain employed as if he/she continued employment with the Company such that the employment termination provisions applicable to the Restricted Share Award shall not be invoked unless and until his/her employment with such separate company shall terminate.

8.	PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS
The Company shall reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

9.	ADDITIONAL CONDITIONS

A.
Employee hereby represents and covenants that (a) any Share acquired upon the vesting of the Restricted Share Award will be acquired pursuant to the Employment Contract, and as an investment not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Employee of any Shares subject to the Restricted Share Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

B.
The Restricted Share Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Restricted Share Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of the Shares hereunder, the Shares subject to the Restricted Share Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company shall use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

10.	DEFINITIONS

A.	As used herein in this Agreement, the term “Cause” shall have the meaning described in articles L.124-10 of the Luxembourg Labor Code.

B.
As used herein in this Agreement, the term “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

C.	As used herein in this Agreement, the term “Restrictive Period” shall have the following meaning:

(1)
if the Employment Contract terminates within the first twelve (12) months of Employment (as defined in the Employment Contract), the Restrictive Period shall be the twelve (12) month period following the date on which the Employment Contract terminates

(2)
if the Employment Contract terminates between twelve (12) and thirteen (13) months of Employment, the Restrictive Period shall be the eleven (11) month period following the date on which the Employment Contract terminates

(3)
if the Employment Contract terminates between thirteen (13) and fourteen (14) months of Employment, the Restrictive Period shall be the ten (10) month period following the date on which the Employment Contract terminates

(4)
if the Employment Contract terminates between fourteen (14) months and fifteen (15) months of Employment, the Restrictive Period shall be the nine (9) month period following the date on which the Employment Contract terminates

(5)
if the Employment Contract terminates between fifteen (15) and sixteen (16) months of Employment, the Restrictive Period shall be the eight (8) month period following the date on which the Employment Contract terminates

(6)
if the Employment Contract terminates between sixteen (16) months and seventeen (17) months of Employment, the Restrictive Period shall be the seven (7) month period following the date on which the Employment Contract terminates

(7)	if the Employment Contract terminates after 17 months of Employment, the Restrictive Period shall be the six (6) month period following the date on which the Employment Contract terminates.

11.	AMENDMENT
In the event that the Company’s Board of Directors amends the 2009 Plan under the provisions of Section 9 of the 2009 Plan and such amendment shall modify or otherwise affect the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2009 Plan. The Company shall notify the Employee in writing of any such amendment to the 2009 Plan and this Agreement as soon as practicable after its approval. Notwithstanding any other provision of this Agreement or the 2009 Plan, the Employee’s rights under this Agreement may not be amended in a way that materially diminishes the value of the award without the Employee’s consent to the amendment.

12.	CONSTRUCTION
In the event of any conflict between the 2009 Plan and this Agreement, the provisions of the 2009 Plan shall control. This Agreement shall be governed in all respects by the laws of the State of Georgia. No provision of this Agreement shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of the Employee at any time.
If any provision of this Agreement is held to be unenforceable, then this provision will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

13.	ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Company and the Employee and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.	HEADINGS
The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.	CONFIRMING INFORMATION
By accepting this Agreement, either through electronic means or by providing a signed copy, the Employee (i) acknowledges and confirms that he/she has read and understood the 2009 Plan and this Agreement and (ii) acknowledges that acceptance through electronic means is equivalent to doing so by providing a signed copy.

[SIGNATURE PAGE FOLLOWS]

I hereby agree to and accept the terms of this Agreement. Employee /s/ Marcello Mastioni Marcello Mastioni

Altisource Portfolio Solutions S.A. By: /s/ William B. Shepro Name: William B. Shepro Title: Chief Executive Officer
Attested by: /s/ Kevin J. Wilcox Name: Kevin J. Wilcox Title: Chief Administration and Risk Officer